AMENDMENT TO
INVESTMENT ADVISORY CONTRACT
Between
THE RUSHMORE FUND, INC.
And
MONEY MANAGEMENT ADVISERS, INC.

The following amendment is hereby made to the Investment Advisory Contract dated December 28, 2001 by and between The Rushmore Fund, Inc. (the "Fund") and Money Management Associates, L.P.

Effective January 1, 2002, Money Management Associates, L.P. changed its name to Money Management Advisers, Inc. ("Adviser"), its form of organization to a corporation, and its domicile to the State of Delaware.  Also effective January 1, 2002, the Adviser became a wholly-owned subsidiary of FBR National Bank & Trust, the Fund's administrator, custodian, fund accountant and transfer agent.

The Rushmore Fund, Inc.	Money Management Advisers, Inc.

/s/ Stephenie E. Adams	/s/ Webb C. Hayes, IV
Stephenie E. Adams	Webb C. Hayes, IV
Vice President	Director

Date: January 4, 2002